Exhibit 99.1
FOR IMMEDIATE RELEASE
American Real Estate Partners, L.P. announces a $150 million Senior
Secured Credit Facility
     New York, August 23, 2006: American Real Estate Partners, L.P. (“AREP”) (NYSE: ACP) and American Real Estate Finance Corp, together with certain subsidiaries of AREP, have entered into a four-year senior secured revolving credit facility. Bear, Stearns & Co. Inc. is Sole Lead Arranger.
     The facility provides for up to $150 million of availability, including up to $50 million that may be used for letters of credit. The facility is for general corporate purposes and is expected to be undrawn at closing.
     American Real Estate Partners, L.P., a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP’s businesses currently include gaming; oil and gas exploration and production; real estate and home fashion. To learn more about AREP, please visit www.areplp.com.
     This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.
Investor Contact:
     Hillel Moerman
     Chief Financial Officer
     212-702-4300